VIACOM REPORTS FULL YEAR AND FOURTH QUARTER 2003 RESULTS;
ANNOUNCES PLANS TO DIVEST OWNERSHIP INTEREST IN BLOCKBUSTER

  •
  Full Year Revenues Up 8% to Record $26.6 Billion, Led By Advertising Revenue Increases of 8%

  •
  Operating Income and Net Earnings for Fourth Quarter and Full Year 2003 Impacted by Non-Cash Blockbuster Charge to Reduce Goodwill

  •
  Viacom Reiterates 2004 Business Outlook

New York, New York, February 10, 2004—Viacom Inc. (NYSE: VIA and VIA.B) today reported results for the full year and fourth quarter ended December 31, 2003, paced by record revenues that included gains in nearly every business segment.

The Company also announced that its Board of Directors has authorized the Company to pursue the divestiture of Viacom's approximately 81% interest in Blockbuster, based on the conclusion that Blockbuster would be better positioned as a company completely independent of Viacom. The Company anticipates that the divestiture would be achieved through a tax-free split-off, but will also continue to consider other alternatives. The transaction is subject to further approval of the Viacom Board and an assessment of market conditions. The split-off, which would result in a reduction of Viacom's outstanding shares, is expected to be completed by mid-2004.

For the full year 2003, Viacom revenues increased 8% to a record $26.6 billion from $24.6 billion in the prior year. Advertising revenues increased 8%. Affiliate fees for Cable Networks were up 9%. Also contributing to the Company's revenue growth was an 11% increase at Entertainment, driven primarily by DVD sales.

Free cash flow for 2003 was $3.0 billion, including $774 million in the fourth quarter, compared with $2.6 billion in 2002, principally reflecting revenue growth and favorable timing effects of working capital partially offset by significantly higher tax payments. Free cash flow reflects the Company's net cash flow from operating activities of $3.5 billion less capital expenditures of $534 million.

Viacom reported operating income of $3.6 billion for the full year 2003 versus $4.6 billion in the prior year. Viacom's 2003 full year and fourth quarter results included a non-cash charge of $1.3 billion related to a reduction in Blockbuster's goodwill and other long-lived assets resulting from the application of SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Viacom reported full year 2003 net earnings (before cumulative effect of change in accounting principle) of $1.4 billion or $0.82 per diluted share, compared with $2.2 billion or $1.24 per diluted share, for 2002. The impact of the charge on full year 2003 diluted earnings per share was $0.58.

For the fourth quarter, Viacom revenues increased 11% to a record $7.5 billion from $6.8 billion for the same period last year, led by double-digit increases in the Cable Networks and Entertainment segments. Fourth quarter 2003 operating loss was $56 million and included the aforementioned charge. Viacom reported a fourth quarter net loss (before cumulative effect of change in accounting principle) of $385 million or a loss of $0.22 per diluted share, compared with net earnings of $652 million or $0.37 per diluted share in the same period last year.

Excluding the charge, Viacom's full year 2003 operating income increased 7% to $4.9 billion from $4.6 billion primarily on the strength of the Cable Networks and Television segments. Net earnings (before cumulative effect of change in accounting principle and the charge) increased 11% to $2.5 billion for 2003 compared with $2.2 billion for 2002 and earnings per diluted share increased 12% to $1.39 versus $1.24 per diluted share for the year-earlier period.

Excluding the charge, Viacom reported fourth quarter 2003 operating income of $1.25 billion versus $1.27 billion for the prior-year quarter. Fourth quarter 2003 net earnings (before cumulative effect of change in accounting principle and the charge) were $630 million or $0.36 per diluted share.

        Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom, said, "Viacom turned in another year of significant milestones in 2003, both operationally and strategically. We added $2 billion in new revenues, ending the year with a record total of $26.6 billion. We also added significantly to the bottom line, highlighting our ability to turn our top line growth into greater value for shareholders. Equally significant, we reached a decision to part ways with Blockbuster, which will allow each company to focus exclusively on its core businesses. Blockbuster can maximize its growth opportunities and Viacom can focus on the many opportunities we see ahead. Our strategic focus on exploiting all of our core strengths and the building vigor in the advertising market point to significant growth for Viacom in 2004 and even greater opportunities in the years beyond."

        Mel Karmazin, President and Chief Operating Officer of Viacom, said, "Record revenues for the year were driven by strong growth in our national television advertising business, particularly at our Cable Networks, which delivered outstanding 26% gains, as well as growth in nearly every segment of the Company. Overall, our advertising revenues grew 8% for the full year, a big contributor to the bottom line. We also generated $3 billion in free cash flow in 2003, an extraordinary amount and a 15% increase over the prior year. We achieved this growth while continuing to make significant investments in programming and international expansion. In 2004, we are off to a strong start with record ratings across our television properties, the highest audience numbers and ad rates in the history of the Super Bowl, the continuing benefit of the quadrennial effect on the advertising market and the full-year impact of our Comedy Central acquisition. These factors, along with our announced separation from Blockbuster and our strong balance sheet, put Viacom in a great position to expand both internally and through acquisitions in core areas."

Business Outlook

As previously reported, the Company expects to deliver revenue growth of 5% to 7%, and excluding the non-cash charge related to Blockbuster, operating income growth of 12% to 14% and earnings per share growth of 13% to 15% in 2004.

Consolidated Results

The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the three and twelve months ended December 31, 2003 and 2002.

	Percentage of Total Revenues
	Three Months Ended December 31,		Twelve Months Ended December 31,
Revenues by Type	2003	2002	2003	2002

Advertising sales	46%	48%	45%	46%
Rental/retail sales	21	23	22	22
Affiliate fees	8	8	9	9
Feature film exploitation	11	7	8	7
TV license fees	5	5	6	6
Other(a)	9	9	10	10

Total	100%	100%	100%	100%

(a)
Other primarily includes revenues from publishing, theme park operations, and movie theaters.

Segment Results (2003 versus 2002)

The Company is a diversified worldwide entertainment company with six reportable segments: (i) Cable Networks, (ii) Television, (iii) Radio, (iv) Outdoor, (v) Entertainment, and (vi) Video. Certain prior-period information has been reclassified to conform to the current segment presentation.

Cable Networks revenues are generated primarily from advertising sales and affiliate fees. Television, Radio and Outdoor revenues are generated primarily from advertising sales. Television also generates revenues from television license fees. Entertainment revenues are generated primarily from feature film exploitation, publishing, theme park operations and movie theaters. Video generates revenues from its rental operations and retail sales of videocassettes (VHS), DVDs and games.

The following tables present Viacom's revenues, operating income and depreciation and amortization for the three and twelve months ended December 31, 2003 and 2002 (dollars in millions).

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Better/ (Worse)%			Better/ (Worse)%
Revenues	2003	2002		2003	2002

Cable Networks	$1,663.4	$1,346.6	24%	$5,645.5	$4,726.7	19%
Television	2,091.9	2,113.7	(1)	7,761.0	7,456.8	4
Radio	551.1	565.3	(3)	2,097.6	2,121.6	(1)
Outdoor	473.0	433.0	9	1,748.3	1,633.5	7
Entertainment	1,285.1	911.9	41	4,101.3	3,680.1	11
Video	1,617.2	1,582.4	2	5,911.7	5,565.9	6
Eliminations	(165.3)	(175.4)	6	(680.1)	(578.9)	(17)

Total Revenues	$7,516.4	$6,777.5	11%	$26,585.3	$24,605.7	8%

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Better/ (Worse)%			Better/ (Worse)%
Operating Income	2003	2002		2003	2002

Cable Networks	$634.5	$533.4	19%	$2,172.3	$1,772.2	23%
Television	241.0	313.0	(23)	1,238.1	1,177.6	5
Radio	252.2	280.0	(10)	975.0	1,007.6	(3)
Outdoor	59.7	57.9	3	207.9	218.0	(5)
Entertainment	66.0	57.2	15	271.4	358.3	(24)
Video(a)	(1,201.4)	84.4	N/M	(847.8)	355.8	N/M
Corporate expenses	(60.9)	(43.2)	(41)	(187.9)	(159.0)	(18)
Residual costs	(36.7)	(1.7)	N/M	(146.5)	(67.8)	(116)
Eliminations	(10.4)	(15.8)	34	(56.7)	(66.0)	14

Total Operating Income(a)	$(56.0)	$1,265.2	N/M	$3,625.8	$4,596.7	(21%)

(a)
2003 includes $1.3 billion non-cash Blockbuster charge; for additional information see page 14.

N/M—Not Meaningful

	Three Months Ended December 31,		Twelve Months Ended December 31,
Depreciation and Amortization	2003	2002	2003	2002

Cable Networks	$51.4	$47.2	$195.3	$190.9
Television	39.3	36.6	151.1	140.8
Radio	6.9	7.4	27.4	30.8
Outdoor	55.1	52.9	215.9	205.6
Entertainment	34.8	30.6	129.7	120.7
Video	68.6	59.0	257.9	233.8
Corporate	5.5	5.9	22.5	23.0

Total Depreciation and Amortization	$261.6	$239.6	$999.8	$945.6

Cable Networks (MTV Networks, including MTV, VH1, Nickelodeon/Nick at Nite, TV Land, Spike TV, CMT and Comedy Central; BET; and Showtime Networks Inc.)

For the year, Cable Networks revenues increased 19% to $5.6 billion from $4.7 billion, driven by strong advertising revenue and affiliate fee growth in 2003. The 26% increase in Cable Networks advertising revenues was led by double-digit growth at MTV, Nickelodeon, VH1, Spike TV, and TV Land and 17% at BET. Cable affiliate fees grew 9%. Ancillary revenues were up 40% over the prior year primarily reflecting higher contributions from the licensing of Nickelodeon consumer products. Comedy Central, acquired in May 2003, contributed 8% of Cable Networks advertising revenue growth and 3% of Cable Networks affiliate growth for the year. Operating income for Cable Networks increased 23% to $2.2 billion from $1.8 billion reflecting higher revenues partially offset by increased expenses, principally due to the inclusion of Comedy Central and higher programming expenses. Operating income as a percentage of revenues was 38% in 2003 versus 37% in the prior year.

For the quarter, Cable Networks revenues increased 24% to $1.7 billion from $1.3 billion, driven by 28% growth in advertising revenues and a 14% increase in affiliate fees. The increase in advertising revenues was driven by a 30% increase at MTV Networks and 15% growth at BET. Ancillary revenues were up 40% over the prior-year period primarily reflecting higher contributions from the licensing of Nickelodeon consumer products. Comedy Central contributed 11% of Cable Networks advertising revenue growth and 4% of Cable Networks affiliate growth for the quarter. Operating income for Cable Networks increased 19% to $635 million from $533 million due to higher revenues partially offset by increased expenses, due to the inclusion of Comedy Central as well as higher programming and employee-related expenses.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

For the year, Television revenues increased 4% to $7.8 billion from $7.5 billion and operating income increased 5% to $1.2 billion principally driven by advertising revenue growth of 5%. CBS and UPN Networks combined delivered 6% higher advertising revenues with CBS primetime delivering 8% growth. The Stations group advertising revenues increased 2%. Syndication revenues were higher than the prior year principally reflecting higher revenues from The Dr. Phil Show, which debuted in September 2002, and Everybody Loves Raymond. Syndication revenues also included contributions from the DVD release of seasons one through seven of Star Trek: Deep Space Nine. Television's operating income as a percentage of revenues remained constant at 16%.

For the quarter, Television revenues declined 1% to $2.1 billion and operating income decreased to $241 million from $313 million. Higher advertising revenues at CBS/UPN Networks and higher syndication revenues from Oprah, The Dr. Phil Show and contributions from the DVD release of seasons five through seven of Star Trek: Deep Space Nine were more than offset by the absence of political advertising at the Stations group and lower revenues from cable sales. Operating income decreased due to lower revenues at the Stations group coupled with higher production and programming expenses principally for network series.

Radio (Radio Stations)

For the year, Radio revenues of $2.1 billion decreased 1%. An increase in advertising revenues of 1% was more than offset by lower ancillary revenues from Westwood One. Operating income decreased 3% to $975 million from $1.0 billion. Radio expenses were higher primarily due to higher sports rights and contractual talent increases. Operating income as a percentage of revenues was 46% in 2003 versus 47% in 2002.

For the quarter, Radio revenues were $551 million versus $565 million and operating income was $252 million versus $280 million in the prior year. The revenue and operating income decreases reflect lower advertising revenues and higher expenses, principally employee-related.

Outdoor (Outdoor Advertising Properties)

For the year, Outdoor revenues increased 7% to $1.7 billion from $1.6 billion while operating income decreased 5% to $208 million from $218 million. The revenue increase reflects 17% higher revenues from its European properties, principally driven by favorable foreign exchange rates, partially offset by declines in the U.S. transit business and billboards in Mexico. Operating income decreased as the revenue growth was more than offset by increases in sales-related expenses and higher billboard costs. Operating income as a percentage of revenues was 12% in 2003 versus 13% in 2002.

For the quarter, Outdoor revenues increased 9% to $473 million from $433 million due to 21% higher revenues from its European properties, primarily driven by favorable foreign exchange rates, and a 5% increase in U.S. billboards partially offset by a decline in the U.S. transit business. Operating income increased 3% to $60 million as the revenue increases were partially offset by higher sales-related expenses.

Entertainment (Paramount Pictures, Simon & Schuster, Famous Players, Paramount Parks and Famous Music Publishing)

For the year, Entertainment revenues increased 11% to $4.1 billion from $3.7 billion principally reflecting higher Features, Theaters and Publishing revenues. Feature film revenues reflect higher DVD revenues led by contributions from the fourth quarter release of The Adventures of Indiana Jones—the Complete DVD Movie Collection, The Italian Job and Lara Croft Tomb Raider: The Cradle of Life. Publishing's top-selling titles for the year included The Ultimate Weight Solution by Dr. Philip C. McGraw, Living History by Hillary Rodham Clinton and The Dark Tower V (Wolves of the Calla) by Stephen King. Entertainment operating income decreased to $271 million from $358 million, as the revenue increases were more than offset by increased distribution and amortization costs for feature films. Operating income as a percentage of revenues was 7% in 2003 and 10% in 2002.

For the quarter, Entertainment revenues of $1.3 billion increased 41% from $912 million primarily reflecting the strength of Features revenues principally by DVD sales and higher Theaters revenues. Features fourth quarter theatrical releases included School of Rock, Paycheck and Timeline. Fourth quarter operating income increased 15% to $66 million from $57 million.

Video (Blockbuster)

For the year, Video revenues increased 6% to $5.9 billion from $5.6 billion. Revenue increases were driven by an increase in the number of worldwide stores and 26% growth in retail revenues. Worldwide same store revenues decreased 2.2% reflecting a 3.7% increase in same-store retail revenues that was more than offset by a 3.6% decrease in same-store rental revenues. Blockbuster ended 2003 with 8,893 worldwide company-owned and franchise stores, a net increase of 348 stores over the fourth quarter of 2002.

In the fourth quarter of 2003, Blockbuster recorded a non-cash charge of approximately $1.3 billion resulting from the application of SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" to reduce the carrying value of its goodwill which resulted in an operating loss of $848 million for full year 2003. Excluding the charge, Video's operating income increased 28% to $457 million from $356 million. Video's gross margin improved to 59.6% from 57.6%.

For the quarter, Video revenues increased 2% to $1.6 billion due to a 12% increase in retail revenues partially offset by a 1% decrease in rental revenues. Worldwide same-store revenues for the fourth quarter of 2003 decreased 6.8% reflecting a 6% decrease in worldwide same-store rental revenues, primarily due to softness in the movie rental industry during the fourth quarter, and a 9% decrease in same-store retail revenues. Video's reported operating loss was $1.2 billion versus $84 million of operating income for the fourth quarter of 2002. Excluding the charge, Video's operating income increased 23% to $104 million. Video's gross margin improved to 57.1% from 53.9%.

Corporate Expenses

For the year, Corporate expenses, including depreciation, increased 18% to $188 million from $159 million in the prior-year period. For the quarter, expenses increased to $61 million from $43 million in the prior-year period. The increases for both the year and quarter are due to increases in directors' and officers' insurance premiums, employee-related expenses and professional fees.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses. For the year, residual costs increased to $147 million from $68 million and for the quarter, increased to $37 million versus $2 million in the prior-year period. The increases in residual costs were primarily due to actuarial losses from a lower discount rate and a decrease in the expected rate of return on plan assets in 2003.

Eliminations

For the year, eliminations were $57 million versus $66 million for 2002. For the quarter, eliminations were $10 million versus $16 million for the same prior-year period. Eliminations primarily reflect the timing of intercompany transactions from the sale of television product to Cable Networks and the sale of feature films to cable and broadcast networks and the Video segment.

Other Matters

For the year ended December 31, 2003, on a trade date basis, the Company purchased approximately 23.6 million shares of its Class B Common Stock for approximately $981 million under its stock purchase program, of which approximately $545 million was spent in the fourth quarter. From January 1 through February 9, the Company purchased an additional 3.0 million shares for approximately $133 million, leaving $1.7 billion remaining under the current $3.0 billion purchase program. Also, in order to maintain Viacom's consolidated tax position with Blockbuster, the Company purchased 3.0 million shares of Blockbuster Class A Common Stock for approximately $62 million in 2003. From January 1 through February 9, the Company purchased an additional 39 thousand shares of Blockbuster Class A Common Stock for approximately $734 thousand.

During the fourth quarter, Viacom's Board of Directors declared a quarterly cash dividend of $.06 per share to shareholders of record at the close of business on December 8, 2003, and approximately $104 million was paid to these shareholders on January 1, 2004. For the year ended December 31, 2003, the Company paid approximately $105 million of cash dividends to shareholders.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy. Viacom's well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, Spike TV, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements. All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company's current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company's programming; changes in technology and its effect on competition in the Company's markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company's products; consumer demand for VHS, DVD and video games, and the mix between rental and sales volume and competitive conditions in these markets; that the Company may determine for market or other reasons not to effectuate the divestiture of Blockbuster; that a split-off of Blockbuster, if it does occur, may be taxable; and other domestic and global economic, business, competitive and/or regulatory factors affecting the Company's businesses generally; and other factors described in the Company's previous news releases and filings made by the Company with the Securities and Exchange Commission including but not limited to the Company's Form 10-K for the period ended December 31, 2002. The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press: Carl D. Folta Senior Vice President, Corporate Relations (212) 258-6352 carl.folta@viacom.com	Investors: Martin Shea Senior Vice President, Investor Relations (212) 258-6515 marty.shea@viacom.com
Susan Duffy Vice President, Corporate Relations (212) 258-6347 susan.duffy@viacom.com	James Bombassei Vice President, Investor Relations (212) 258-6377 james.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Revenues	$7,516.4	$6,777.5	$26,585.3	$24,605.7

Operating income (loss)	(56.0)	1,265.2	3,625.8	4,596.7
Interest expense	(186.0)	(204.2)	(776.0)	(848.3)
Interest income	3.0	4.8	14.8	15.8
Other items, net	(18.3)	(12.0)	(3.4)	(30.0)

Earnings (loss) before income taxes	(257.3)	1,053.8	2,861.2	3,734.2
Provision for income taxes	(348.4)	(388.0)	(1,599.0)	(1,448.9)
Equity in earnings (loss) of affiliated companies, net of tax	1.7	(7.2)	(.6)	(39.5)
Minority interest, net of tax	218.6	(6.2)	173.8	(39.2)

Net earnings (loss) before cumulative effect of change in accounting principle	(385.4)	652.4	1,435.4	2,206.6
Cumulative effect of change in accounting principle, net of minority interest and tax	—	—	(18.5)	(1,480.9)

Net earnings (loss)	$(385.4)	$652.4	$1,416.9	$725.7

Basic earnings (loss) per common share:
Net earnings (loss) before cumulative effect of change in accounting principle	$(.22)	$.37	$.82	$1.26
Cumulative effect of change in accounting principle	$—	$—	$(.01)	$(.84)
Net earnings (loss)	$(.22)	$.37	$.81	$.41
Diluted earnings (loss) per common share:
Net earnings (loss) before cumulative effect of change in accounting principle	$(.22)	$.37	$.82	$1.24
Cumulative effect of change in accounting principle	$—	$—	$(.01)	$(.83)
Net earnings (loss)	$(.22)	$.37	$.80	$.41

Weighted average number of common shares outstanding:
Basic	1,739.1	1,749.0	1,744.0	1,752.8
Diluted	1,739.1	1,768.5	1,760.7	1,774.8

Dividends per common share	$.06	—	$.12	—

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Dollars in millions)

The following tables set forth the Company's Operating Income before Depreciation and Amortization for the three and twelve months ended December 31, 2003 and 2002. The Company defines "Operating Income before Depreciation and Amortization" as net earnings adjusted to exclude the following line items presented in its Statement of Operations: Cumulative effect of change in accounting principle, net of minority interest and tax; Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization. While this non—GAAP measure has been relabeled to more accurately describe in the title the method of calculation of the measure, the actual method of calculating the measure now labeled Operating Income before Depreciation and Amortization is unchanged from the method previously used to calculate the measure formerly labeled EBITDA in prior disclosures.

The Company uses Operating Income before Depreciation and Amortization, among other things, to evaluate the Company's operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, helps improve their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since Operating Income before Depreciation and Amortization is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. Operating Income before Depreciation and Amortization, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As Operating Income before Depreciation and Amortization excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below reconciliations of Total Operating Income before Depreciation and Amortization to net earnings (loss) and Operating Income before Depreciation and Amortization for each segment to such segment's operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

	Three Months Ended December 31, 2003
	Operating Income (Loss) before Depreciation and Amortization	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$685.9	$(51.4)	$634.5
Television	280.3	(39.3)	241.0
Radio	259.1	(6.9)	252.2
Outdoor	114.8	(55.1)	59.7
Entertainment	100.8	(34.8)	66.0
Video(a)	(1,132.8)	(68.6)	(1,201.4)
Corporate expenses	(55.4)	(5.5)	(60.9)
Residual costs	(36.7)	—	(36.7)
Eliminations	(10.4)	—	(10.4)

Total(a)	$205.6	$(261.6)	$(56.0)

(a)
2003 includes $1.3 billion non-cash charge; for additional information see page 14.

	Three Months Ended December 31, 2002
	Operating Income (Loss) before Depreciation and Amortization	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$580.6	$(47.2)	$533.4
Television	349.6	(36.6)	313.0
Radio	287.4	(7.4)	280.0
Outdoor	110.8	(52.9)	57.9
Entertainment	87.8	(30.6)	57.2
Video	143.4	(59.0)	84.4
Corporate expenses	(37.3)	(5.9)	(43.2)
Residual costs	(1.7)	—	(1.7)
Eliminations	(15.8)	—	(15.8)

Total	$1,504.8	$(239.6)	$1,265.2

	Three Months Ended December 31,
	2003	2002
Total operating income before depreciation & amortization	$205.6	$1,504.8
Depreciation and amortization	(261.6)	(239.6)

Operating income (loss)	(56.0)	1,265.2
Interest expense	(186.0)	(204.2)
Interest income	3.0	4.8
Other items, net	(18.3)	(12.0)

Earnings (loss) before income taxes	(257.3)	1,053.8
Provision for income taxes	(348.4)	(388.0)
Equity in earnings (loss) of affiliated companies, net of tax	1.7	(7.2)
Minority interest, net of tax	218.6	(6.2)

Net earnings (loss) before cumulative effect of change in accounting principle	(385.4)	652.4
Cumulative effect of change in accounting principle, net of minority interest and tax	—	—

Net earnings (loss)	$(385.4)	$652.4

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

	Twelve Months Ended December 31, 2003
	Operating Income (Loss) before Depreciation and Amortization	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$2,367.6	$(195.3)	$2,172.3
Television	1,389.2	(151.1)	1,238.1
Radio	1,002.4	(27.4)	975.0
Outdoor	423.8	(215.9)	207.9
Entertainment	401.1	(129.7)	271.4
Video(a)	(589.9)	(257.9)	(847.8)
Corporate expenses	(165.4)	(22.5)	(187.9)
Residual costs	(146.5)	—	(146.5)
Eliminations	(56.7)	—	(56.7)

Total(a)	$4,625.6	$(999.8)	$3,625.8

(a)
2003 includes $1.3 billion non-cash charge; for additional information see page 14.

	Twelve Months Ended December 31, 2002
	Operating Income (Loss) before Depreciation and Amortization	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$1,963.1	$(190.9)	$1,772.2
Television	1,318.4	(140.8)	1,177.6
Radio	1,038.4	(30.8)	1,007.6
Outdoor	423.6	(205.6)	218.0
Entertainment	479.0	(120.7)	358.3
Video	589.6	(233.8)	355.8
Corporate expenses	(136.0)	(23.0)	(159.0)
Residual costs	(67.8)	—	(67.8)
Eliminations	(66.0)	—	(66.0)

Total	$5,542.3	$(945.6)	$4,596.7

	Twelve Months Ended December 31,
	2003	2002
Total operating income before depreciation and amortization	$4,625.6	$5,542.3
Depreciation and amortization	(999.8)	(945.6)

Operating income	3,625.8	4,596.7
Interest expense	(776.0)	(848.3)
Interest income	14.8	15.8
Other items, net	(3.4)	(30.0)

Earnings before income taxes	2,861.2	3,734.2
Provision for income taxes	(1,599.0)	(1,448.9)
Equity in loss of affiliated companies, net of tax	(.6)	(39.5)
Minority interest, net of tax	173.8	(39.2)

Net earnings before cumulative effect of change in accounting principle	1,435.4	2,206.6
Cumulative effect of change in accounting principle, net of minority interest and tax	(18.5)	(1,480.9)

Net earnings	$1,416.9	$725.7

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

Free cash flow reflects the Company's net cash flow from operating activities less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company's ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company's operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

The following table presents a reconciliation of the Company's net cash flow provided by operating activities to free cash flow:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net cash flow provided by operating activities	$949.2	$1,170.8	$3,497.4	$3,124.4
Less capital expenditures	175.4	207.5	534.4	537.1

Free cash flow	$773.8	$963.3	$2,963.0	$2,587.3

The following table presents a summary of the Company's cash flows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net cash flow provided by operating activities	$949.2	$1,170.8	$3,497.4	$3,124.4
Net cash flow used for investing activities	$(210.2)	$(278.4)	$(1,874.0)	$(1,453.7)
Net cash flow used for financing activities	$(647.2)	$(782.0)	$(1,404.1)	$(1,766.7)

The following table sets forth operating income, net earnings (before cumulative effect of change in accounting principle) and diluted earnings per share excluding the impairment of goodwill and other long-lived assets pursuant to SFAS No. 142 "Goodwill and Other Intangibles" and SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company believes that adjusting its financial results for a non-cash charge ("the charge") related to a reduction in

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; all amounts, except per share amounts, are in millions)

Blockbuster's goodwill and other long-lived assets provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses operating income excluding the charge as an internal measure of business operating performance.

	Three Months Ended December 31, 2003	Twelve Months Ended December 31, 2003	2004 Growth
Operating income before depreciation & amortization	$205.6	$4,625.6
Add back the charge	1,304.9	1,304.9

Operating income before depreciation & amortization excluding the charge	$1,510.5	$5,930.5
Operating income (loss)	$(56.0)	$3,625.8
Add back the charge	1,304.9	1,304.9

Operating income excluding the charge	$1,248.9	$4,930.7	12%-14%

Net earnings (loss) before cumulative effect of change in accounting principle	$(385.4)	$1,435.4
Add back the charge, net of minority interest and taxes	1,015.3	1,015.3

Net earnings before cumulative effect of change in accounting principle and the charge	$629.9	$2,450.7

Diluted earnings (loss) per common share:
Net earnings (loss) before cumulative effect of change in accounting principle	$(.22)	$.82
Add back the charge	$.58	$.58
Net earnings before cumulative effect of change in accounting principle and the charge	$.36	$1.39	13%-15%
Video
Operating loss before depreciation & amortization	$(1,132.8)	$(589.9)
Depreciation & amortization	68.6	257.9

Operating loss	(1,201.4)	(847.8)
Add back the charge	1,304.9	1,304.9

Video operating income excluding the charge	$103.5	$457.1